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                                                                    Exhibit 10.8

                                                  (INTERNET DIAMONDS LETTERHEAD)


September 7, 1999





Dear Bob,

On behalf of Internet Diamonds, Inc. (the "Company"), I am pleased to offer you the position of Chief Operating Officer, reporting to Mark Vadon. The terms of your relationship with the Company will be as indicated herein.

1. Position. You will become Chief Operating Officer for the Company. As such, you will have responsibilities as determined by Mark Vadon. These responsibilities will include all information technology, call center, and fulfillment operations. In addition, you will be invited to attend meetings of the Board of Directors.

2. Signing Bonus. You will be paid a signing bonus of $75,000, less payroll deductions and all required deductions.

3. Base Salary. You will be paid a base salary of $16,667 per month, less payroll deductions and all required withholdings, which represents an annualized rate of $200,000. Your salary will be payable in accordance with the Company's standard payroll policies. In addition to your base salary, you will be eligible for an annual performance bonus. Your annual performance bonus will be guaranteed to be at least 25% of your base pay for your first three years of employment.

4. Stock Options. We will recommend to the Board of Directors that you be granted an incentive stock option to purchase 560,000 shares of common stock of the Company (2.5% of outstanding shares). The exercise price will be the fair market value of the common stock as determined by the Board of Directors on the date of grant (approximately $0.50). One fourth (1/4) of the shares subject to such option will vest on the one-year anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. The Company's 1999 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.

5. Severance. If you are discharged by the Company without cause, you will vest in an additional number of option shares equal to the number in which you would have vested if your service had continued for an additional 6 months. In addition, you will continue to receive your base salary for 6 months.

                                       1.


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6.       Benefits. You will be eligible to receive healthcare and dental benefits, life and disability insurance and enrollment in the Company 401k plan effective on the first of the month following your date of employment. You will also be given a paid parking space in the building.

7. Relocation. The Company will pay for relocation expenses, including moving costs, airfare, temporary housing for up to 4 months, closing costs (not including commissions) for both the sale of your current home and the purchase of your new home, and one-half the commission for the sale of your current home.

8. Standard Employee Agreement. Like all employees, you will be required to sign the Company's standard Employee Proprietary Information and Inventions Agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will be required to abide by the company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

9. Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Documents that can satisfy these requirements are a United States passport or a valid driver's license and a social security card.

10. At-Will Employment. Your employment is at will, as defined under applicable law. This means you may voluntarily quit for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

11. Entire Agreement. This Agreement, together with your Employee Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. This agreement may be amended only by written agreement signed by you and the Company.

12.      Start Date. To be determined.

                                       2.



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Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter. This offer is valid until September 10, 1999 and will terminate if not accepted by such date.

Very truly yours,

INTERNET DIAMONDS, INC.

        /s/ Mark Vadon
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The foregoing terms and conditions are hereby accepted:

Signed:           /s/ Robert L. Paquin
        ---------------------------------------------
                     Robert L. Paquin

Dated:       September 8, 1999
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